Exhibit 99.1

RockTenn Reports Record Earnings for the Fourth Quarter of Fiscal 2008 of $0.74 Per Share and Record Adjusted Earnings Per Share of $0.90, up 58% over Prior Year Quarter

NORCROSS, Ga.--(BUSINESS WIRE)--November 3, 2008--RockTenn (NYSE:RKT) today reported earnings for the quarter ended September 30, 2008 of $0.74 per diluted share. The Company’s adjusted earnings were $0.90 per diluted share, excluding specific items related to the Southern Container acquisition and other restructuring charges. Adjusted earnings per diluted share increased 58% over the prior year quarter adjusted earnings of $0.57 per diluted share.

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Earnings per diluted share	$0.74	$0.50	$2.14	$2.07

Restructuring and other costs, net	0.14	0.04	0.26	0.07
Acquisition inventory step up	0.02	—	0.21	—
Solvay Mill expansion and upgrade	—	—	0.06	—
Acquisition bridge financing fee	—	—	0.05	—
Debt extinguishment costs	—	—	0.03	—
Operating losses of previously closed facility	—	—	0.02	—
Capacity increase related outage at Battle Creek Mill	—	0.03	—	0.03

Adjusted earnings per diluted share	$0.90	$0.57	$2.77	$2.17

Fourth Quarter Results

  Net sales of $785.7 million for the fourth quarter of fiscal 2008 increased $180.9 million, or 30%, over the fourth quarter of fiscal 2007 due to increased net sales in each of our segments and the Southern Container acquisition.
  Segment income increased to $90.3 million compared to $54.5 million in the prior year quarter, a 66% increase over the prior year quarter.
  RockTenn’s pre-tax restructuring and other costs were $8.1 million, or $0.14 per diluted share after-tax, for the fourth quarter of fiscal 2008 primarily related to the closure of the Baltimore, Maryland folding carton plant and specific items related to the Southern Container acquisition. The Southern Container costs related to pre-tax acquisition related deferred compensation expense (“ESU Expense”) of $2.1 million, pre-tax integration expenses of $1.8 million and $2.3 million pre-tax related to corrugated plant closures.
  During the quarter, the Company adjusted the value assigned to the inventory acquired as part of the Southern Container acquisition. This adjustment increased the purchase accounting step up in value, which we then expensed in the fourth quarter resulting in a reduction of our fourth quarter of fiscal 2008 income of $1.3 million pre-tax.

Chairman and Chief Executive Officer’s Statement

RockTenn Chairman and Chief Executive Officer James A. Rubright stated, “RockTenn’s record earnings result from continued strong demand for our consumer packaging and paperboard and earnings accretion from the acquisition of Southern Container. With higher pricing and continued increases in productivity we were able to more than offset high commodity input costs. The costs of recycled fiber and natural gas have declined significantly from the average costs in the quarter, which should result in higher margins and cash flow generation in fiscal 2009.”

Segment Results

On July 15, 2008, we announced a realignment of operating responsibilities. Our results have been reclassified for all periods presented to reflect this realignment. The four business segments include the following: Consumer Packaging, consisting of our folding carton business and six coated paperboard mills; Corrugated Packaging, consisting of the Solvay and St. Paul containerboard mills and our corrugated converting operations; Merchandising Displays; and Specialty Paperboard Products, consisting of five uncoated paperboard mills, sixteen converting locations (including all RTS partition locations) and our recycled fiber procurement and trading activities.

Paperboard and Containerboard Tons Shipped and Average Price

Total tons shipped in the fourth quarter of fiscal 2008 increased by 206,706 tons over the prior year quarter, which includes 195,732 tons shipped by the Solvay containerboard mill acquired in the Southern Container acquisition. Bleached paperboard increased 2% over the prior year quarter to 90,724 and market pulp tons shipped decreased to 21,537 tons. The average selling price for all paperboard and containerboard grades decreased $11 per ton over the prior year quarter as higher paperboard and containerboard pricing was more than offset by the effect of the increased mix of lower priced containerboard following the Southern Container acquisition. Excluding the Solvay Mill, average recycled fiber costs decreased $4 per ton over the prior year quarter and energy increased $18 per ton of recycled paperboard. Fiber costs for bleached paperboard increased $31 per ton.

Consumer Packaging Segment

Consumer Packaging segment net sales were $393.0 million in the fourth quarter of fiscal 2008 compared to $376.1 million in the prior year quarter, due primarily to higher unit pricing in the fiscal 2008 quarter. Segment income decreased $3.6 million over the prior year quarter to $30.7 million in the fourth quarter of fiscal 2008 due primarily to higher energy, chemicals and fiber costs in our mills. Segment return on sales was 7.8% compared to 9.1% in the prior year quarter.

Corrugated Packaging Segment

Corrugated Packaging segment net sales increased $164.2 million over the prior year quarter to $225.2 million in the fourth quarter of fiscal 2008. The increase in segment net sales is due to the Southern Container acquisition, higher sales volumes in the acquired operations and higher pricing. Segment income was $39.4 million in the fourth quarter of fiscal 2008 and $3.1 million in the prior year quarter.

Merchandising Displays Segment

Merchandising Displays segment net sales increased $2.9 million, or 3%, over the prior year fourth quarter, to $88.4 million in the fourth quarter of fiscal 2008 on strong demand for promotional displays. Segment income increased $1.1 million compared to the prior year quarter as pricing, sales volumes and mix and operational improvements more than offset higher input costs.

Specialty Paperboard Products Segment

Specialty Paperboard Products segment net sales increased $2.9 million in the fourth quarter of fiscal 2008 from the prior year quarter to $99.2 million primarily due to higher selling prices and an increase in tons shipped. Segment income increased to $8.5 million compared to $6.5 million in the prior year quarter.

Cash Provided By Operating Activities

Net cash provided by operating activities in the fourth quarter of fiscal 2008 was $83.9 million compared to $97.3 million in the prior year quarter.

Financing and Investing Activities

During the fourth quarter of fiscal 2008, RockTenn decreased net debt by $61.6 million. RockTenn reduced its Credit Agreement Debt/EBITDA ratio during the quarter from 3.9 to 3.6 times for the twelve months ended September 30, 2008, exceeding its interim goal for rapid deleveraging following the Southern Container acquisition in March 2008. RockTenn has reduced its leverage ratio from 4.2 times pro forma for the acquisition to 3.6 times and reduced net debt by $150.5 million in the six months since March 31, 2008, from strong cash flows from its legacy operations and earnings and cash flow accretion from the Southern Container acquisition, which RockTenn estimates at an increase of $0.29 in adjusted earnings per diluted share for the quarter from the acquisition.

Conference Call

We will host a conference call to discuss our results of operations for the fourth quarter of fiscal 2008 and other topics that may be raised during the discussion at 9:30 a.m., Eastern Time, on November 4, 2008. The conference call will be webcast and can be accessed, along with a copy of this press release, at www.rocktenn.com.

About RockTenn

RockTenn (NYSE:RKT) is one of North America’s leading manufacturers of paperboard, containerboard, consumer and corrugated packaging and merchandising displays, with annual net sales of approximately $3.1 billion. We operate locations in the United States, Canada, Mexico, Chile and Argentina.

Cautionary Statements

Statements herein regarding, among others, the ability to realize announced price increases, the easing costs for recycled fiber and natural gas; our earnings growth and our ability to realize higher margins and cash flow generation constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, we have made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; costs associated with facility closures; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on these estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for our products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; and adverse changes in general market and industry conditions. These risks are more particularly described in our filings with the Securities and Exchange Commission, including under the caption “Business―Forward-Looking Information” and “Risk Factors” in the our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and under “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. The information contained in this release speaks as of the date hereof and we do not undertake any obligation to update this information as future events unfold.

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

NET SALES	$785.7	$604.8	$2,838.9	$2,315.8

Cost of Goods Sold	621.2	488.4	2,296.8	1,870.2

Gross Profit	164.5	116.4	542.1	445.6
Selling, General and Administrative Expenses	84.6	68.6	310.5	259.1
Restructuring and Other Costs, net	8.1	2.4	15.6	4.7

Operating Profit	71.8	45.4	216.0	181.8
Interest Expense	(27.6)	(12.7)	(88.6)	(49.8)
Interest and Other Income (Expense), net	0.8	(0.2)	1.6	(1.3)
Equity in Income (Loss) of Unconsolidated Entities	1.5	(0.2)	2.4	1.1
Minority Interest in Income of
Consolidated Subsidiaries	(1.5)	(1.0)	(5.3)	(4.8)

INCOME BEFORE INCOME TAXES	45.0	31.3	126.1	127.0

Income Tax Expense	(16.6)	(11.6)	(44.3)	(45.3)

NET INCOME	$28.4	$19.7	$81.8	$81.7

Weighted Average Common Shares
Outstanding-Diluted	38.5	39.2	38.2	39.5

Diluted Earnings Per Share	$0.74	$0.50	$2.14	$2.07

ROCK-TENN COMPANY
SEGMENT INFORMATION
(UNAUDITED)
(IN MILLIONS, EXCEPT TONNAGE DATA)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

NET SALES:

Consumer Packaging Segment	$393.0	$376.1	$1,551.4	$1,459.6
Corrugated Packaging Segment	225.2	61.0	607.5	236.7
Merchandising Displays Segment	88.4	85.5	350.8	305.8
Specialty Paperboard Products Segment	99.2	96.3	392.9	361.7
Intersegment Eliminations	(20.1)	(14.1)	(63.7)	(48.0)

TOTAL NET SALES	$785.7	$604.8	$2,838.9	$2,315.8

SEGMENT INCOME:

Consumer Packaging Segment	$30.7	$34.3	$119.8	$125.2
Corrugated Packaging Segment	39.4	3.1	71.3	18.9
Merchandising Displays Segment	11.7	10.6	41.9	38.8
Specialty Paperboard Products Segment	8.5	6.5	30.3	28.8

TOTAL SEGMENT INCOME	$90.3	$54.5	$263.3	$211.7

Restructuring and Other Costs, net	(8.1)	(2.4)	(15.6)	(4.7)
Non-Allocated Expense	(8.9)	(6.9)	(29.3)	(24.1)
Interest Expense	(27.6)	(12.7)	(88.6)	(49.8)
Interest and Other Income (Expense), net	0.8	(0.2)	1.6	(1.3)
Minority Interest in Income of
Consolidated Subsidiaries	(1.5)	(1.0)	(5.3)	(4.8)

INCOME BEFORE INCOME TAXES	$45.0	$31.3	$126.1	$127.0

Recycled Paperboard Shipped (in tons)	234,209	223,527	916,164	893,138
Containerboard Shipped (in tons)	244,073	46,793	609,396	182,931
Bleached Paperboard Shipped (in tons)	90,724	88,730	341,531	335,005
Pulp Shipped (in tons)	21,537	24,787	95,036	95,882

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN MILLIONS)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28.4	$19.7	$81.8	$81.7

Items in income not affecting cash:
Depreciation and amortization	38.7	26.2	135.3	103.7
Deferred income tax expense	10.9	10.4	10.5	22.2
Share-based compensation expense	2.0	2.0	9.2	7.3
(Gain) loss on disposal of plant and equipment and other, net	0.3	0.4	(0.4)	0.9
Minority interest in income of consolidated subsidiaries	1.5	1.0	5.3	4.8
Equity in (income) loss of unconsolidated entities	(1.5)	0.2	(2.4)	(1.1)
Proceeds from (payment on) termination of cash flow interest rate hedges
	-	(0.5)	6.9	(0.7)
Pension funding (more) less than expense	2.2	3.7	(7.1)	(7.5)
Impairment adjustments and other non-cash items	2.5	1.0	2.8	2.0
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(9.5)	6.1	(25.3)	3.4
Inventories	(2.9)	(3.9)	2.2	(2.6)
Other assets	3.5	5.0	1.1	3.0
Accounts payable	13.8	28.3	32.8	18.7
Income taxes payable	(1.9)	(3.9)	(0.2)	(4.3)
Accrued liabilities and other	(4.1)	1.6	(11.6)	6.8

NET CASH PROVIDED BY OPERATING ACTIVITIES	$83.9	$97.3	$240.9	$238.3

INVESTING ACTIVITIES:

Capital expenditures	(24.5)	(19.3)	(84.2)	(78.0)
Cash paid for purchase of businesses, net of cash received	-	-	(817.9)	(32.1)
Investment in unconsolidated entities	(0.1)	(0.1)	(0.3)	(9.6)
Return of capital from unconsolidated entities	0.2	0.2	0.8	6.5
Proceeds from sale of property, plant and equipment	0.1	0.2	6.4	2.8
Proceeds from property, plant and equipment insurance settlement	-	-	-	1.3

NET CASH USED FOR INVESTING ACTIVITIES	$(24.3)	$(19.0)	$(895.2)	$(109.1)

FINANCING ACTIVITIES:

Proceeds from issuance of notes	-	-	198.6	-
Additions to revolving credit facilities	3.7	21.5	206.0	68.1
Repayments of revolving credit facilities	(43.4)	(19.4)	(238.7)	(91.9)
Additions to debt	-	-	764.0	22.1
Repayments of debt	(22.3)	(15.3)	(192.2)	(85.1)
Debt issuance costs	(0.6)	-	(27.1)	-
Restricted cash and investments	-	-	(0.4)	-
Issuances of common stock	1.9	(56.9)	4.3	(27.2)
Excess tax benefits from share-based compensation	0.8	(0.3)	1.8	14.1
Advances from (repayments to) unconsolidated entity	0.2	0.5	0.7	(5.4)
Cash dividends paid to shareholders	(3.8)	(4.0)	(15.2)	(15.4)
Cash distributions to minority interest	-	(1.5)	(5.3)	(4.2)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$(63.5)	$(75.4)	$696.5	$(124.9)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.1)	(0.3)	(0.3)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(4.1)	$2.8	$41.9	$4.0

Cash and cash equivalents at beginning of period	56.9	8.1	10.9	6.9

Cash and cash equivalents at end of period	$52.8	$10.9	$52.8	$10.9

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes, net of refunds	$7.7	$5.3	$31.4	$13.1
Interest, net of amounts capitalized	41.0	19.4	82.5	54.4

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN MILLIONS)

	September 30,	June 30,	September 30,
	2008	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52.8	$56.9	$10.9
Restricted cash and marketable debt securities	19.2	7.8	-
Accounts receivable, net	304.3	296.8	230.6
Inventories	283.0	279.0	224.4
Other current assets	49.2	34.0	26.8
Assets held for sale	0.7	-	1.8

TOTAL CURRENT ASSETS	709.2	674.5	494.5

Property, plant and equipment at cost:
Land and buildings	398.3	392.5	274.8
Machinery and equipment	1,826.2	1,818.3	1,368.6
Transportation equipment	15.2	18.3	10.8
Leasehold improvements	7.6	6.9	5.9
	2,247.3	2,236.0	1,660.1
Less accumulated depreciation and amortization	(914.2)	(888.7)	(822.6)
Net property, plant and equipment	1,333.1	1,347.3	837.5
Goodwill	727.0	737.3	364.5
Intangibles, net	176.9	183.6	67.6
Investment in unconsolidated entities	29.4	31.1	28.9
Restricted cash and marketable debt securities	-	11.4	-
Other assets	37.5	38.4	7.7

TOTAL ASSETS	$3,013.1	$3,023.6	$1,800.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITES:
Current portion of debt	$245.1	$247.2	$46.0
Accounts payable	241.5	239.5	161.6
Accrued compensation and benefits	95.2	76.6	73.8
Other current liabilities	65.9	73.2	63.5

TOTAL CURRENT LIABILITIES	647.7	636.5	344.9

Long-term debt due after one year	1,447.2	1,510.8	667.8
Hedge adjustments resulting from terminated fair value interest rate derivatives or swaps
	6.6	7.1	8.5

TOTAL LONG-TERM DEBT	1,453.8	1,517.9	676.3

Accrued pension and other long-term benefits	70.8	36.9	47.3
Deferred income taxes	153.3	150.4	125.7
Other long-term liabilities	29.4	25.7	7.6
Minority interest	17.6	16.1	9.9

Shareholders' equity	640.5	640.1	589.0

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,013.1	$3,023.6	$1,800.7

Rock-Tenn Company Quarterly Statistics

Paperboard and Containerboard Operating Statistics

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Average Price Per Ton (a) (b)

All Tons
2006	$524	$526	$539	$561	$538
2007	558	571	588	596	578
2008	599	587	566	585	583

Tons Shipped
Recycled Paperboard (a) (c)
2006	208,325	223,469	220,596	229,086	881,476
2007	221,506	222,970	225,135	223,527	893,138
2008	217,081	229,003	235,871	234,209	916,164

Containerboard (d)
2006	44,985	45,444	44,165	47,045	181,639
2007	44,615	46,219	45,304	46,793	182,931
2008	44,699	102,092	218,532	244,073	609,396

Bleached Paperboard
2006	79,152	80,719	76,579	83,799	320,249
2007	73,968	82,205	90,102	88,730	335,005
2008	79,623	84,916	86,268	90,724	341,531

Market Pulp
2006	14,994	27,911	23,645	20,019	86,569
2007	20,883	24,661	25,551	24,787	95,882
2008	21,193	27,837	24,469	21,537	95,036

Total (a) (d)
2006	347,456	377,543	364,985	379,949	1,469,933
2007	360,972	376,055	386,092	383,837	1,506,956
2008	362,596	443,848	565,140	590,543	1,962,127

(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with Lafarge North America, Inc.

(b) Beginning in the second quarter of fiscal 2008, Average Price Per Ton includes coated and specialty recycled paperboard, containerboard, bleached paperboard and market pulp.

(c) Recycled paperboard tons shipped include coated and specialty paperboard.

(d) Containerboard tons shipped include corrugated medium and linerboard, which include the Solvay Mill tons beginning in March 2008.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Segment Income
(In Millions)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year
Consumer Packaging Segment Sales
2006	$333.7	$355.3	$359.5	$367.1	$1,415.6
2007	346.8	363.7	373.0	376.1	1,459.6
2008	374.7	394.8	388.9	393.0	1,551.4
Consumer Packaging Segment Income
2006	$1.0	$19.6	$23.0	$31.1	$74.7
2007	24.3	29.7	36.9	34.3	125.2
2008	28.7	32.5	27.9	30.7	119.8
Return On Sales
2006	0.3%	5.5%	6.4%	8.5%	5.3%
2007	7.0%	8.2%	9.9%	9.1%	8.6%
2008	7.7%	8.2%	7.2%	7.8%	7.7%

Corrugated Packaging Segment Sales
2006	$43.2	$47.0	$54.1	$58.5	$202.8
2007	56.2	59.3	60.2	61.0	236.7
2008	61.4	112.0	208.9	225.2	607.5
Corrugated Packaging Segment Income
2006	$0.4	$2.2	$3.1	$4.8	$10.5
2007	6.0	5.8	4.0	3.1	18.9
2008	4.3	4.4	23.2	39.4	71.3
Return on Sales
2006	0.9%	4.7%	5.7%	8.2%	5.2%
2007	10.7%	9.8%	6.6%	5.1%	8.0%
2008	7.0%	3.9%	11.1%	17.5%	11.7%

Merchandising Displays Segment Sales
2006	$49.2	$55.8	$58.8	$69.4	$233.2
2007	60.9	82.6	76.8	85.5	305.8
2008	82.0	94.3	86.1	88.4	350.8
Merchandising Displays Segment Income
2006	$2.9	$3.2	$1.6	$8.8	$16.5
2007	5.2	12.1	10.9	10.6	38.8
2008	8.0	13.8	8.4	11.7	41.9
Return on Sales
2006	5.9%	5.7%	2.7%	12.7%	7.1%
2007	8.5%	14.6%	14.2%	12.4%	12.7%
2008	9.8%	14.6%	9.8%	13.2%	11.9%

Specialty Paperboard Products Segment Sales
2006	$75.0	$81.2	$85.6	$85.7	$327.5
2007	79.5	91.9	94.0	96.3	361.7
2008	91.8	99.8	102.1	99.2	392.9
Specialty Paperboard Products Segment Income
2006	$4.9	$8.6	$7.3	$6.1	$26.9
2007	7.3	7.2	7.8	6.5	28.8
2008	7.4	6.6	7.8	8.5	30.3
Return on Sales
2006	6.5%	10.6%	8.5%	7.1%	8.2%
2007	9.2%	7.8%	8.3%	6.7%	8.0%
2008	8.1%	6.6%	7.6%	8.6%	7.7%

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions, except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Net Income (Loss)
2006	$(9.0)	$5.2	$11.0	$21.5	$28.7
2007	15.1	21.7	25.2	19.7	81.7
2008	17.5	17.1	18.8	28.4	81.8

Diluted EPS
2006	$(0.25)	$0.14	$0.30	$0.57	$0.77
2007	0.39	0.55	0.63	0.50	2.07
2008	0.46	0.45	0.49	0.74	2.14

Depreciation & Amortization
2006	$25.8	$25.9	$26.1	$26.5	$104.3
2007	26.0	25.5	26.0	26.2	103.7
2008	25.8	31.6	39.2	38.7	135.3

Capital Expenditures
2006	$13.5	$13.6	$19.1	$18.4	$64.6
2007	17.3	23.5	17.9	19.3	78.0
2008	17.9	19.3	22.5	24.5	84.2

Non-GAAP Measures and Reconciliations

We have included financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors. These measures may differ from similarly captioned measures of other companies in our industry. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Net Debt

We have defined the non-GAAP measure “net debt” to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from terminated fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents, restricted cash (which includes restricted cash and marketable debt securities) and certain other investments that we consider to be readily available to satisfy these debt obligations.

Our management uses net debt, along with other factors, including net debt reduction per share, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments and net debt reduction per share provides a measure to investors of how successful we are at achieving our debt reduction. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:

(In Millions)	September 30,	June 30,	March 31,
	2008	2008	2008

Current Portion of Debt	$245.1	$247.2	$247.7
Total Long-Term Debt	1,453.8	1,517.9	1,606.8
	1,698.9	1,765.1	1,854.5
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(6.6)	(7.1)	(7.6)
	1,692.3	1,758.0	1,846.9
Less: Cash and Cash Equivalents	(52.8)	(56.9)	(56.6)
Less: Restricted Cash	(19.2)	(19.2)	(19.5)
Net Debt	$1,620.3	$1,681.9	$1,770.8

Shares Outstanding at September 30, 2008	38.2
		Net Debt
		Reduction
		Per Share
Net Debt Reduction in Quarter	$61.6	$1.61
Net Debt Reduction since March 31, 2008	$150.5	$3.94

Credit Agreement EBITDA and Total Funded Debt

“Credit Agreement EBITDA” is calculated in accordance with the definition contained in our Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, and charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options.

“Total Funded Debt” is calculated in accordance with the definition contained in our Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, less certain deferred cash, plus additional outstanding letters of credit not already reflected in debt and certain guarantees.

Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with our debt covenants and borrowing capacity available under our Senior Credit Facility. Management believes that investors also use these measures to evaluate our compliance with our debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the “Credit Agreement Debt/EBITDA ratio” or the “Leverage Ratio,” which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of the September 30, 2008 calculation, our Leverage Ratio was 3.6 times, which compares to a maximum Leverage Ratio under the Senior Credit Facility of 5.00 times. On October 1, 2008, the maximum Leverage Ratio decreased to 4.75 times.

Set forth below is a reconciliation of Credit Agreement EBITDA for the twelve months ended September 30, 2008, to the most directly comparable GAAP measure, Net Income:

(In Millions)	RockTenn	Southern Container (1)	Total

Net Income	$81.8	$24.1	$105.9
Interest Expense, net	86.9	4.7	91.6
Income Taxes	44.3	2.1	46.4
Depreciation and Amortization	135.3	21.1	156.4
Additional Permitted Charges	30.7	27.5	58.2

Credit Agreement EBITDA	$379.0	$79.5	$458.5

(1) The Southern Container column represents the pre-acquisition results for the twenty-six weeks ended March 1, 2008 in order to include Southern Container for the full fiscal year.

Set forth below is a reconciliation of Credit Agreement EBITDA for the three months ended September 30, 2008, to the most directly comparable GAAP measure, Net Income:

(In Millions)	RockTenn

Net Income	$ 28.4
Interest Expense, net	27.0
Income Taxes	16.6
Depreciation and Amortization	38.7
Additional Permitted Charges	10.5
Credit Agreement EBITDA	$ 121.2

Credit Agreement EBITDA Margin	15.4%

Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:

(In Millions)	September 30,
2008

Current Portion of Debt	$245.1
Total Long-Term Debt	1,453.8
Total Debt	1,698.9
Less: Hedge Adjustments Resulting From Terminated
Fair Value Interest Rate Derivatives or Swaps	(6.6)
Total Debt Less Hedge Adjustments	1,692.3
Less: Deferred Cash	(52.1)
Plus: Letters of Credit and Guarantees	19.9
Total Funded Debt	$1,660.1

Southern Container Adjusted Net Income and Adjusted EPS Accretion

We also use the non-GAAP measure “Southern Container Adjusted Net Income” and “Adjusted EPS Accretion”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes specific items that management believes are not indicative of the ongoing operating results of the business in assessing the performance of the acquisition. The Company and the board of directors use this information to evaluate the impact of the Southern Container acquisition.

Set forth is a reconciliation of Southern Container Adjusted Net Income to the most directly comparable GAAP measure, Corrugated Segment Income:

(In Millions)	Three Months
Ended
September 30, 2008

Corrugated Segment Income	$39.4
Less: Legacy Corrugated Segment Income	(4.0)
Southern Container Segment Income (1)	35.4
Plus: Acquisition Inventory step up	1.3
Corporate expense and other costs	(1.9)
Southern Container Adjusted Segment Income	$34.8
Allocated Interest expense, net	(17.5)
Allocated Tax expense	(6.3)
Southern Container Adjusted Net Income	$11.0

Adjusted EPS Accretion	$0.29

(1) Legacy Corrugated segment income includes corrugated facilities operated prior to the Southern Container acquisition.

Adjusted Net Income and Adjusted Earnings per Diluted Share

We also use the non-GAAP measures “adjusted net income” and “adjusted earnings per diluted share”. Management believes these non-GAAP financial measures provide our board of directors, investors, potential investors, securities analysts and others with useful information to evaluate the performance of the Company because it excludes restructuring and other costs, net, and other specific items that management believes are not indicative of the ongoing operating results of the business. The Company and the board of directors use this information to evaluate the Company’s performance relative to other periods.

Set forth below are reconciliations of adjusted net income and adjusted earnings per diluted share to the most directly comparable GAAP measures, Net Income and Earnings per Diluted Share, respectively:

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(In Millions)	2008	2007	2008	2007

Net income	$28.4	$19.7	$81.8	$81.7

Restructuring and other costs, net	5.2	1.5	10.0	3.0
Acquisition inventory step up	0.9	—	7.8	—
Solvay Mill expansion and upgrade	—	—	2.4	—
Acquisition bridge financing fee	—	—	1.9	—
Debt extinguishment costs	—	—	1.2	—
Operating losses of previously closed facility	—	—	0.7	—
Capacity increase related outage at Battle Creek Mill	—	1.1	—	1.1

Adjusted net income	$34.5	$22.3	$105.8	$85.8

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Earnings per diluted share	$0.74	$0.50	$2.14	$2.07

Restructuring and other costs, net	0.14	0.04	0.26	0.07
Acquisition inventory step up	0.02	—	0.21	—
Solvay Mill expansion and upgrade	—	—	0.06	—
Acquisition bridge financing fee	—	—	0.05	—
Debt extinguishment costs	—	—	0.03	—
Operating losses of previously closed facility	—	—	0.02	—
Capacity increase related outage at Battle Creek Mill	—	0.03	—	0.03

Adjusted earnings per diluted share	$0.90	$0.57	$2.77	$2.17

CONTACT:
RockTenn
John Stakel, VP-Treasurer, 678-291-7900